May 4, 2005


via facsimile and U.S. mail

Mr. Nigel J. Cooper
Vice President - Finance
Northland Cranberries, Inc.
2930 Industrial Street
P.O. Box 8020
Wisconsin Rapids, Wisconsin  54495-8020






Re:	Northland Cranberries, Inc.
      Form 10-K, Filed November 29, 2004
      Form 10-Q, Filed April 14, 2005
      Form 10-Q/A, Filed April 18, 2005
      File No. 000-16130

Dear Mr. Cooper:
      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


							Sincerely,



							H. Roger Schwall
							Assistant Director



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Fresh Del Monte Produce Inc.
April 20, 2005
page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE